Testing the Waters Materials Related to Series #HULK180

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#HULK180

'74 INCREDIBLE HULK #180 (1ST APP. OF WOLVERINE)

THIS INITIAL OFFERING IS COMING SOON!

9.8
MARVEL COMICS GROUP
HULK

CURRENT VALUE: $42,000

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DETAILS GALLERY LEGAL

DESCRIPTION OF SERIES 1974 INCREDIBLE HULK #180

Investment Overview

•Upon completion of the Series #HULK180 Offering, Series #HULK180 will purchase a 1974 Incredible Hulk #180 Comic Book published by Marvel graded CGC 9.8 as the Underlying Asset for Series #HULK180 (The “Series 1974 Incredible Hulk #180” or the “Underlying Asset” with respect to Series #HULK180, as applicable), the specifications of which are set forth below.

•Marvel Comics is a comic book publishing and entertainment company founded in 1939 as Timely Productions.

•Wolverine is a character created by Roy Thomas, Len Wein, and John Romita Sr. who has razor-sharp claws, the ability to heal from virtually any injury, and an indestructible metal skeleton.

•The Underlying Asset is a 1974 Incredible Hulk #180 Comic Book published by Marvel graded CGC 9.8.

Asset Description

Overview & Authentication

•Marvel Comics is a comic book publishing and entertainment company founded in 1939 as Timely Productions.

•In 1962, The Incredible Hulk makes his first appearance within the pages of The Incredible Hulk #1.

•Professor Charles Xavier and his original team of X-Men make their first comic book appearance in 1963’s The X-Men #1.  The team includes Angel, Beast, Cyclops, Marvel Girl, and Iceman.

•Roy Thomas came up with the initial concept of Wolverine as a ploy to lure Canadian readers, coming up only with the basics of his name, Canadian nationality, short stature, and fierce nature.

•Len Wein, a writer for the “Incredible Hulk” series, approached Marvel art director John Romita Sr. and asked him to create a character, only giving him the name “Wolverine,” Romita said: “At the time, I thought a wolverine was a female wolf!"

•The Marvel Comics debut of Wolverine appeared in the final panel of Incredible Hulk #180 in 1974.

•Wolverine’s first full appearance occurred in Incredible Hulk #181 in November 1974, in which Wolverine and the Hulk fight The Wendigo, before turning on one another.

•Wolverine and The Hulk would go onto both fight and team up numerous times.  For a short time in 1991, they joined the “New” Fantastic Four together. In 2019 a story by Mark Millar suggested that in a future timeline Wolverine would kill The Hulk in the comic series Old Man Logan.

•In 1975 Wolverine made his first appearance outside of an Incredible Hulk comic in Giant Size X-Men #1. In this issue he quit his job as a Canadian agent to follow Professor Charles Xavier.

•Wolverine’s first solo comic title was 1982’s limited four-part series, Wolverine, by writer Chris Clairemont and writer/artist Frank Miller.  This series saw Wolverine travel to Japan to win the hand of his lover.

•Wolverine made his television debut on the 1982 series, Spider-Man and His Amazing Friends, in the episode “A Firestar Is Born”

•2000’s Bryan Singer directed X-Men, the first Marvel film put out by 20th Century Fox, was Wolverine’s first feature film role.  Wolverine is played by actor, Hugh Jackman.  Jackman went on to play the role for 9 films over a 17-year period.

•The artist John Byrne revealed that when Wolverine first showed his face, removing his trademark mask, Byrne had modelled Wolverine’s face after the actor Paul D’Amato, specifically his portrayal of Tim McCracken in the movie SLAPSHOT.

•Wolverine has been in a number of video games, including solo titles.  His first solo title video game was LJN’s Wolverine in 1991.

•In September of 2021 it was announced that Insomniac Games would be releasing a Wolverine game for the PS5.

•1991’s X-Men #1 sold more copies than any comic issue ever, more than eight million units were sold.  The issue and series prominently featured Wolverine.

•Lions Gate Entertainment released an animated film called Hulk Vs. Wolverine directly to the home market.  It is based primarily around Wolverine and The Hulk’s first encounter.

•Wolverine was killed off in Marvel comics for several years during the four-issue series “The Death of Wolverine.”

•Marvel Comics resurrected Wolverine after marking the character as deceased for several years in the 2019 5 part series “Return of Wolverine”

•Since the first publication of Wolverine’s standalone ongoing series in 1988, the comic continues to be published regularly, now on its seventh volume.

•The Underlying Asset has been authenticated by Certified Guaranty Company (CGC) an issued a grade of CGC 9.8 with certification No. 3882966011.

Notable Features

•The Underlying Asset is a 1974 Incredible Hulk #180 Comic Book published by Marvel graded CGC 9.8.

•The Underlying Asset is 1 of 53 1974 Incredible Hulk #180 Comic Book examples graded CGC 9.8 with none graded higher.

Notable Defects

•The Underlying Asset’s condition is consistent with its condition grade from CGC.

Details

Series 1974 Incredible Hulk #180
Title	Incredible Hulk #180
Store Date	October 10, 1974
Key Issue	First Cameo Appearance of Wolverine
Cover Price	$0.25
Publisher	Marvel
Writer(s)	Len Wein
Cover Artist(s)	Herb Trimpe
Penciller(s)	Herb Trimpe
Inker(s)	John Romita, Jack Abel
Editor	Roy Thomas
Rarity	1 of 53 (CGC 9.8)
Authentication	Certified Guaranty Company (CGC)
Grade	9.8
Certification No.	3882966011

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1974 Incredible Hulk #180 going forward.

#HULK180 | $42K

COMPARABLE ASSET VALUE

ASSET VALUE

+1059.4%

TRANSACTIONS

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“He's the total package when it comes to being a superhero, using his skills and abilities to help save the day more times than he can count.”

CBR

September 2021

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#HULK180 | *Visuals*

Wolverine and The Hulk have met numerous times as both friend and foe since 1974 — even joining the "New" Fantastic Four together for a short time in 1991.

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#HULK180 | *Timeline*

Oct. 1939 — Marvel Comics is founded as Timely Productions.

May. 1962 — The Incredible Hulk makes his first appearance in The Incredible Hulk #1.

Oct. 1974 — In Incredible Hulk #180, The Hulk steps foot onto Canadian soil and does battle with a creature called the Wendigo. At the end of the issue, Wolverine makes his Marvel debut. #HULK180 is published.

Nov. 1988 — Wolverine's first self-titled series is released.